Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 10, 2021, with respect to the combined financial statements of the Process & Motion Control segment of Rexnord Corporation, included in this Registration Statement on Form S-4 of Regal Beloit Corporation and the related joint proxy statement/prospectus-information statement of Regal Beloit Corporation and Rexnord Corporation for the registration of Regal Beloit Corporation common stock.

/s/ Ernst & Young LLP

Milwaukee, WI

May 10, 2021